Entrée Resources Inc.
c/o 2100 - 1111 West Georgia Street
Vancouver, British Columbia
V6E 4M3

July 15, 2002

To: Robert Cann
 534 West 1st Avenue
Qualicum Beach, British Columbia
V9K IJ8

Re: Employment Agreement

This Agreement contains the terms and conditions of your employment with the Company. Your employment will commence on the Commencement Date and will continue until terminated in accordance with section 5 of this Agreement.

1. Definitions

In this Agreement:

(a) "Agreement" means this agreement and schedules attached to this agreement, as amended or supplemented from time to time.

(b) "approved by the Company" or words of similar import means approved by an authorized representative of the Company other than you.

(c) "Associates" has the meaning given to that term under subsection 1(l).

(d) "Board" means the board of directors of the Company-

(e) "Business" means (i) the acquisition, exploration and development of mineral properties in Mongolia; and (ii) any other material business carried on from time to time by the Company or another member of the Group.

(f) "Cause" includes, without limiting the usual meaning of just cause under the common law or the laws of British Columbia:

(i) your conviction of a crime (indictable level or penalized by incarceration or a lesser crime related to your employment), or any act involving money or other property of a member of the Group that would constitute a crime in the jurisdiction involved;

(ii) any material breach of any of the terms of this Agreement that remains uncured after the expiration of one month following the delivery of written notice of such breach to you by the Company;

(iii) any attempt by you to secure any personal profit in connection with the Business or corporate opportunities of a member of the Group; and

(iv) your failure to devote adequate time to the Business, your win] failure to follow a lawful order of the President or the Board or Company policy, or performance of your duties and responsibilities at a level that is determined by the President or the Board to be substandard when measured against the level of performance reasonably expected of Exploration Managers of comparable public mining exploration companies, which remains uncured after the expiration of one month following the delivery of written notice of such failure or substandard performance to you by the Company.

(g) "Commencement Date" means July 22, 2002, or such other date as may be agreed upon by the parties.

(h) "Competitive Business" means a Person engaged in the business of acquiring, exploring or developing, directly or indirectly, a mineral property with the same type of mineral deposits as are found on one of the Properties and that is located within 50 kilometres of the outer boundaries of such Property.

(i) "Company" means Entrée Resources Inc., a corporation incorporated under the laws of British Columbia.

(j) "Confidential Information" means trade secrets and other information, in whatever form or media, in the possession or control of a member of the Group, which is owned by a member of the Group or by one of its clients or suppliers or a third party with whom a member of the Group has a business relationship (collectively, the "Associates"), and which is not generally known to the public and has been specifically identified as confidential or proprietary, or its nature is such that it would generally be considered confidential in the industry in which the Group and its Associates operate, or which a member of the Group is obligated to treat as confidential or proprietary. Confidential Information includes, without limitation, the following: (i) confidential or proprietary facts, materials and other information related to the Properties or the Business, including all related developmental or experimental work or research, related documentation owned or marketed by a member of the Group and related maps, drill cores, assays, drill logs, geological data, technical data, technical procedures and proprietary techniques to select properties of interest, the locations of potential prospects, reports, models, programs and test results, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, prototypes and patterns; (ii) information regarding the Group's business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of each member of the Group; (iii) the names of the Group's Associates and the nature of the Group's relationships with such Associates; and (iv) technical and business information of or regarding the Group's Associates. Confidential Information does not include information that is or becomes generally available to the public without your fault or that you can establish, through written records, was in your possession prior to its disclosure in connection with your employment with the Company.

(k) "Group" means the Company and its affiliates (as such term is defined in the Company ,Act (British Columbia)).

(l) "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share' capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(m) "Properties" means all (i) mineral property interests held by members of the Group from time to time, either directly or indirectly, through leases, options, working interests or otherwise; and (ii) prospective mineral property interests being actively sought by members of the Group from time to time, and "Property" means any one of the Properties.

2. Employment

The terms of your employment will be as follows:

(a) Position and Responsibilities: You will be employed with the Company in the position of Exploration Manager, Mongolia, reporting to the President. You will perform or fulfil the duties and responsibilities and exercise the powers that are normally performed, fulfilled or exercised by the Exploration Manager of a public mining exploration company. You will also perform or fulfil the duties and responsibilities that the President or the Board may reasonably prescribe from time to time. You will at all times conform to the reasonable and lawful instructions and directions of the President and the Board.

(b) Probationary Period: Your employment with the Company will be on a trial basis for three months commencing on the Commencement Date (the "Probationary Period").

(c) Scope of Duties: You will devote all of your business time, attention and abilities to the duties hereby granted and accepted. You acknowledge that as Exploration Manager, Mongolia, you will be required to travel on business, and you may be required to perform duties and responsibilities outside of normal business hours. While performing your duties and responsibilities, you will give the Company the full benefit of your knowledge, expertise, skill and ingenuity.

(d) Salary: In consideration of the performance of all of your duties and responsibilities under this Agreement, during the first six months of your employment you will receive a salary (the "Salary") equal to $6,250 per month, payable in arrears in equal semi-monthly installments (pro-rated for any partial pay period of employment). Six months following the Commencement Date, your Salary will be increased to $6,500 per month. Thereafter your Salary will be reviewed annually on or before the anniversary of the

Commencement Date, and may be adjusted by the Company to reflect the Company's and your personal performance. Payment of your Salary will be subject to source deductions and other deductions required to be deducted and remitted under applicable provincial or federal laws of Canada. Notwithstanding the foregoing, on the Commencement Date you will receive two weeks' Salary, in advance. The advance will be deducted from your subsequent pay cheque(s).

(e) Stock Option: Immediately following the adoption of a formal stock option' plan (the "Plan"), and subject to Board and regulatory approval, the Company will award to you an option to purchase up to 100,000 Common shares of the Company, at a price established in accordance with the requirements of the TSX Venture Exchange (the "Exchange"). The right to purchase 50,000 of the Common shares subject to the option will vest sixth months following the Commencement Date. The right to purchase the remaining 50,000 of the Common shares subject to the option will vest on the first anniversary of the Commencement Date. Notwithstanding the foregoing, in the event either party delivers notice of termination of your employment to the other in accordance with the terms of this Agreement, no further portion or portions of the option will vest after the date such notice is delivered. The option will be exercisable for a period of five years, subject to earlier termination in accordance with the terms of the Plan. The option will be granted under, and will be subject to, the terms and conditions of the Plan and the rules and under, and restrictions of the Exchange and other regulatory authorities.

(f) Vacation Entitlement: You will receive paid vacation in the amount of three weeks per annum, pro-rated for any partial year of employment. Your vacation must be taken in accordance with the Company's vacation policy in effect from time to time.

(g) Benefits: The Company will obtain medical insurance, international medical insurance, extended health and dental insurance, life and accident insurance coverage for you. The employee portion, if any, of applicable premiums, will be paid by the Company.

(h) Business Expenses: The Company will reimburse you for all reasonable travelling and out-of-pocket expenses actually and properly incurred by you personally in connection with your duties and responsibilities under the Agreement, provided that you first furnish detailed invoices and receipts or vouchers for all such expenses to the Company, and provided that you obtain written approval of the President prior to personally incurring any expense in excess of $15,000. You will invoice the Company for such expenses monthly in arrears. All invoices submitted in accordance with the foregoing will be payable by the Company within 15 days of the date of each such invoice. You agree that with regard to air travel, the most economical fare available will be utilized on scheduled airlines.

Notwithstanding the foregoing, on the Commencement Date the Company will advance you $5,000 against reasonable travelling and out-of-pocket expenses that you may actually and properly incur personally in connection with your first business trip to Mongolia. You agree that you will furnish a detailed invoice and receipts or vouchers for all such expenses to the Company upon your return. Any excess left over from the advance will be applied towards future Invoices. Any deficit will be payable by the Company within 15 days of the date of the invoice.

3. Confidential Information

As consideration for your employment with the Company, you covenant and agree as follows:

(a) General Obligation of Confidentiality: You acknowledge that the Confidential Information consists entirely of trade secrets, confidential and proprietary information that is the exclusive property of a member of the Group or an Associate from whom a member of the Group has obtained its rights. You will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to your employment with the Company, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than the Company's directors,, officers, bankers, legal and financial advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having Jurisdiction over the Company, or except as previously approved In writing by the Company. You will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. You acknowledge and agree that nothing contained in this Agreement will be construed as an assignment to you of any right, title or interest in the Confidential Information. All night, title and Interest relating to the Confidential Information is expressly reserved by the Group and the Associates from whom the Group has obtained its rights. All documents containing Confidential Information are the property of the Group. Without limiting the generate of the foregoing, you hereby transfer to the Company the property rights in all documents that now or hereafter may contain the Confidential Information.

(b) Use of Confidential Information: You agree that at all times during and subsequent to your employment with the Company, you will not use any of the Confidential Information in any manner except as reasonably required for you to carry out your duties and responsibilities under this Agreement.

(c) Prohibition on Copying: You will not copy or reproduce the Confidential Information except in the course of your employment with and for the benefit of the Company or with the written approval of the Company. All such copies remain the property of the Company.

(d) Injunctive Relief: You acknowledge that irreparable harm may result to the Company if you breach your obligations under this Article or under subsection 4(c). You acknowledge that such a breach may not properly be compensated by an award of damages. Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

(e) Confidential Information of Others: You hereby represent and warrant to the Company that neither the execution nor the delivery of this Agreement will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with or violate any contract to which you are a party or are subject to or by which you are bound or from which you derive benefit. You covenant that you will not improperly use or disclose any confidential or proprietary information of your former or current employers, partners, principals, co-venturers or customers and that you will not bring onto the Company's premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, you will not violate any non-disclosure or proprietary rights agreement that you have signed with any person or entity prior to your execution of this Agreement, or knowingly infringe the intellectual property rights of any third party during your employment with the Company.

4. Obligations of Employment

You further covenant and agree as follows:

(a) Performance and Duty to the Company: Throughout your employment you will well and faithfully serve the Company and use your best efforts to promote the Business. You will act honestly and in good faith in what you reasonably believe to be in the best interests of the Company. You will adhere to all applicable policies of the Company and exercise the degree of care, diligence and skill that a reasonably prudent Exploration Manager would exercise in comparable circumstances.

(b) Due Performance of Business: You will not, during your employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business.

(c) Restrictions: You agree to comply with all of the restrictions set forth below at all times during your employment and for a period of one year after the termination of Your employment (regardless of which party terminates your employment and regardless of the reason for such termination, if any) in accordance with the terms and conditions of this Agreement:

(i) you will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, engage in or become financially interested in a Competitive Business without the prior written consent of the Company. The foregoing will not prevent you from holding any class of publicly held shares of a company, partnership or other organization provided that you, alone or in conjunction with any other Person, will not directly or indirectly hold more than 10% of the shares of any such class;

(ii) you will not, either directly or indirectly, on your own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any business or actively sought prospective business of the Company or any customers with whom the Company has current agreements relating to the Business, or with whom you have dealt, or with whom you have supervised negotiations or business relations, or about whom you have acquired Confidential Information in the course of your employment;

(iii) you will not, either directly or indirectly, on your own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company or persuade or attempt to persuade any such individual to terminate his or her employment with the Company; and

(iv) you will not directly or indirectly impair or seek to impair any relationships that the Company has with its employees, consultants, customers, suppliers, agents or other parties with which the Company does business or has contractual relations.

(d) No Personal Benefit: You will not receive or accept for your own benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any Person having or proposing to have one or more business transactions with the Company, without the prior approval of the President.

(e) Customer Contacts: During your employment you will communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the Business. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding the subsequent termination of your employment.

(f) Return of Company Property: Upon termination of your employment, you will promptly return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in your possession or control pertaining to the Business, without retaining any copies or records of any Confidential Information whatsoever. You will also return any keys, pass cards, identification cards or other property belonging to the Company.

5. Termination

(a) Probationary Period: In the event your performance during the Probationary Period does not warrant the continuation of your employment, the Company may terminate your employment at the end of the Probationary Period without any notice or pay in lieu of notice. The Company will endeavour to provide you with an ongoing assessment of your performance. You may resign at any time during the Probationary Period without any notice.

(b) Resignation: If for any reason you should wish to leave the Company after the Probationary Period, you will provide the Company with one month's prior written notice of your intention. The parties hereby agree that in order to protect the Company's proprietary interests, the Company may, in its sole discretion, waive the right to notice of resignation and end your employment immediately.

(c) Termination for Cause: The Company may terminate your employment at any time for Cause, immediately after delivery by the Company to you of a written notice of termination of your employment for Cause. You will not be entitled to receive any further amounts (except for amounts, if any, accrued under this Agreement up to the date of termination of your employment and unpaid at the date of such termination), severance pay, notice, payment in lieu of notice, benefits or damages of any kind and you will have thereupon released all claims and entitlements thereto, without limitation.

(d) Termination Without Cause: After the Probationary Period, the Company may terminate your employment at any time without Cause, effective immediately after delivery by the Company to you of a written notice of termination of your employment, provided that: (i) the Company immediately pays you the amount in lieu of notice to which you are entitled under the Employment Standards Act (British Columbia); and (ii) within 30 days after such termination, the Company pays to you a lump sum in the amount that, when combined with the amount in lieu of notice under (i), equals two months' Salary plus an additional one month's Salary for each complete year of employment to a maximum of six months' Salary (the "Severance"). For the purposes of this subparagraph, Salary means the Salary in effect immediately prior to delivery of the written notice.

You understand that you will be limited to the aforesaid Severance and that upon providing you with such Severance the Company will have satisfied all of its common law, contractual and statutory obligations regarding notice of termination of employment. You will not be entitled to receive any further severance pay, notice, payment in lieu of notice, benefits or damages of any kind and you will not be entitled to receive any further amounts.(except for amounts, if any, accrued under this Agreement up to the date of termination of your employment and unpaid at the date of such termination) and you will have thereupon released all claims and entitlements thereto including, without limitation, any claims and entitlements under the Employment Standards Act (British Columbia). Severance and any other payments under this section will be subject to all source deductions and other deductions required to be deducted and remitted under applicable provincial or federal laws of Canada.

6. Agreement Voluntary and Equitable

The parties agree that they each have carefully considered and understand the terms of employment contained in this Agreement, that the terms are mutually fair and equitable, and that they each have executed this Agreement voluntarily and of their own free will.

7. Assignment and Enurement

You may not assign this Agreement, any part of this Agreement or any of your rights under this Agreement without the prior written consent of the Company. This Agreement enures to the benefit of and is binding upon you and the Company and your respective heirs, executors, administrators, successors and permitted assigns.

8. Severability

If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement. The rest of this Agreement will remain in full force and effect.

9. Entire Agreement

This Agreement contains the whole agreement between you and the Company with respect to your employment with the Company, and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this Agreement. This Agreement supersedes any written or oral agreement or understanding between you and the Company. No change or modification of this Agreement will be valid unless it is in writing and initialed by all parties.

10. Notice

Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered or sent by registered mail to the address of the parties set out on page 1 hereof Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this section.

11. Non-waiver

No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by you or by the Company to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

12. Survival of Terms

The provisions of sections 1, 3, 5 and 12 and of subsections 4(c), 4(e) and 4(f) of this Agreement will survive the termination of your employment.

13. Further Assistance

The parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

14. Time

Time is of the essence of this Agreement.

15. Governing Laws

This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia. Each party attorns to the exclusive jurisdiction of courts of competent jurisdiction in British Columbia.

16. Independent Legal Advice

You acknowledge that you have been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution and have been advised to do so by the Company and that you understand the terms and rights and obligations under this Agreement.

17. Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

Entrée Resources Inc.

By: /s/ Lindsay Bottomer

Name: Lindsay Bottomer

Title: Director

I acknowledge and accepts the terms and conditions of my employment with the Company as set out above.

DATED this 17 day of July 2002.

SIGNED, SEALED & DELIVERED

by Robert Cann in the presence of:

/s/ Susan McLeod
Signature of Witness

Name of Witness: Susan E. McLeod

Barrister & Solicitor

Campney & Murphy

2100 - 111 West Georgia Street

Vancouver, B.C. Canada V6E 4M3